FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION NET INCOME
TOPS $8 MILLION FOR FIRST NINE MONTHS OF 2007
BILOXI, MS (October 15, 2007)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, earned $8,096,000 for the nine months ended September 30, 2007, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Earnings for the quarter ended September 30, 2007, rose to $3,395,000, a 26.4% increase over the third quarter of 2006. The latest quarterly earnings were supported by a $790,000, net of taxes, reversal in the bank’s loan loss provision.
“During the most recent quarter we recaptured some of the loan loss provision we booked following Katrina,” said Swetman. “The improvement in asset quality we anticipated in the fourth quarter is happening now. We have also seen a significant decline in nonaccrual loans and loans past due 90 days or more. It is now appropriate to release some of the provision we recorded in 2005,” he said.
“We believe that a two-year window is sufficient for any material losses to become apparent. At this time, we feel comfortable that the reversal of some of our loss provision is prudent, as a number of loans with large specific reserves were paid in full,” said Swetman.
Earnings per share for the nine months ended September 30, 2007, totaled $1.47 per average weighted share, compared to $1.40 per share in the period the year before. Earnings per share figures are based on weighted average shares outstanding of 5,512,283 and 5,548,334 on September 30, 2007 and September 30, 2006, respectively.
Loan volume for the nine months of 2007 grew 11.6% over the same period the year before. “Our consistent increase in loans indicates the growing strength of the economy along the Mississippi Gulf Coast,” said Swetman. “No one can deny that we are still in recovery mode, but we are sensing that much of the economic activity in this area now reflects the long term prospects that major developers foresee in our region,” he said.
“Our own capital projects are nearing completion, with the opening of our expanded Main Office and our brand new Pass Christian branch planned for the fourth quarter,” said Swetman. “Together with the renovation of our Orange Grove branch and the replacement of the Gautier branch earlier this year, we will have invested nearly $15,000,000 in capital projects during 2007,” he added.
Founded in 1896, with $941 million in assets as of September 30, 2007, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also formed a mortgage loan department in July, 2007, to provide residential loans for primary, secondary and multi-family homes up to four units.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(Unaudited)
(In thousands, except per share figures)
EARNINGS SUMMARY

Three Months Ended September 30,	2007	2006

Net interest income	$7,860	$7,607
Provision for loan losses	(1,197)	48
Non-interest income	2,504	2,308
Non-interest expense	6,586	5,752
Income taxes	1,580	1,430
Net income	3,395	2,685
Earnings per share	.62	.48

Nine Months Ended September 30,	2007	2006

Net interest income	$22,854	$22,619
Provision for loan losses	(1,097)	125
Non-interest income	7,116	6,126
Non-interest expense	18,893	16,705
Income taxes	4,078	4,140
Net income	8,096	7,775
Earnings per share	1.47	1.40
PERFORMANCE RATIOS (annualized)

September 30,	2007	2006

Return on average assets	1.12%	1.12%
Return on average equity	10.73%	11.37%
Net interest margin	3.51%	3.83%
Efficiency ratio	61%	58%
BALANCE SHEET SUMMARY

Balance at September 30,	2007	2006

Total assets	$940,704	$990,715
Loans	449,998	403,183
Securities	404,489	482,466
Total deposits	609,751	663,530
Total federal funds purchased	207,974	212,158
Shareholders’ equity	103,017	94,928
Book value per share	18.96	17.11
Weighted average shares	5,512,283	5,548,334

PERIOD END DATA

Allowance for loan losses as a percentage of loans	2.10%	2.71%
Loans past due 90 days and still accruing	272	1,366
Nonaccrual loans	136	402
Primary capital	11.69%	11.40%